Exhibit 3.244

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

JONES ROAD LANDFILL & RECYCLING, LTD.

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) effective as of the 31st day of December, 2003.

W I T N E S S E T H :

WHEREAS, the parties hereto have acquired all of the partnership interests in a limited partnership (the “Partnership”) pursuant to the Florida Uniform Limited Partnership Act, Title XXXVI, Chapter 620 of Florida Statutes; and

WHEREAS, the parties hereto wish to enter into this Agreement to amend and restate in their entirety any prior agreements between partners of the Partnership, whether written or oral, and to set forth their respective rights and obligations relating to the Partnership and certain other agreements concerning the Partnership.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

FIRST: The name of the Partnership is Jones Road Landfill & Recycling, Ltd.

SECOND: The Partnership is organized primarily for the object and purpose of (a) owning and operating a landfill in Jacksonville, Florida and (b) engaging in any lawful act or activity permitted to a limited partnership under the laws of the State of Florida.

THIRD: The principal place of business of the Partnership is: 3400 Jones Road, Jacksonville, Florida 32220.

FOURTH: The name and business address of each member of the Partnership, general and limited, are as follows:

Name	Address

GENERAL PARTNER

Jacksonville Florida Landfill, Inc.	1005 Skyview Drive Burlington, Ontario L7P 5B1

LIMITED PARTNER

Waste Services of Florida, Inc.	1005 Skyview Drive Burlington, Ontario L7P 5B1

FIFTH: The latest date upon which the Partnership shall dissolve is December 31, 2029, unless otherwise continued in accordance with the terms of an Amendment to the Certificate of Limited Partnership.

SIXTH: Capital may be contributed by the partners from time to time as agreed by all the partners.

SEVENTH: The capital contribution of any partner may from time to time be returned as agreed by all the partners.

EIGHTH: The profits and losses of the Partnership in each year shall be divided among the partners in proportion to the respective amounts of capital contributions made or agreed to be made by them.

NINTH: The management of the Partnership shall be vested exclusively in the General Partner.

TENTH: One or more new partners, limited or general, may be admitted to the Partnership upon the approval of the General Partner. Partners may transfer their interests in the Partnership without the necessity of obtaining the consent of the other Partners. Upon any such assignment, such assignee shall fully bound by this Agreement.

ELEVENTH: The right to continue the business on the bankruptcy, dissolution, liquidation or withdrawal of the General Partner is given to the remaining partners.

TWELFTH: This Agreement may be amended by agreement among the general partner and the limited partner(s).

THIRTEENTH: This Agreement is the final, complete and exclusive statement and expression of the agreement among the partners with relation to the Partnership. This Agreement supersedes all prior agreements by or among the partners or their predecessors-in-interest relating to the Partnership.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

GENERAL PARTNER:

JACKSONVILLE FLORIDA LANDFILL, INC.

By:
Name:
Title:

LIMITED PARTNER:

WASTE SERVICES OF FLORIDA, INC.

By:
Name:
Title:

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